Exhibit 5.2

July 29, 2016
OM Asset Management plc
200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116

Re:      OM Asset Management plc, Registration Statement on Form S-3
(Registration Statement No. 333-207781)

Ladies and Gentlemen:

We have acted as English legal advisers to OM Asset Management plc, a public limited company formed under the laws of England and Wales (the “Company”), in connection with (i) the issuance and sale by the Company of $25,000,000 in aggregate principal amount of its 4.800% Senior Notes due 2026 (the “New Notes”) pursuant to the Underwriting Agreement, dated July 26, 2016 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named on Exhibit A thereto, (ii) the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the New Notes are registered under the Act, (iii) the filing by the Company of the Preliminary Prospectus Supplement, dated July 20, 2016 (the “Preliminary Prospectus Supplement”), and the Final Prospectus Supplement, dated July 26, 2016 (the “Final Prospectus Supplement”), relating to the New Notes with the SEC pursuant to Rule 424(b) promulgated under the Act and (iv) the filing by the Company of the Pricing Term Sheet, dated July 26, 2016 (the “Term Sheet”), relating to the New Notes with the SEC as a free writing prospectus. The Underwriting Agreement will be filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K on the date hereof. The New Notes will be consolidated and form a single series with the existing $250,000,000 aggregate principal amount of 4.800% Notes due 2026 issued by the Company on July 25, 2015 (such existing Notes, together with the New Notes, the “Notes”).

For the purpose of this opinion, we have examined only the following documents and certificates and undertaken only the following searches and enquiries:

1.	A certificate of the Company dated July 29, 2016, with:

a.	a copy of the Articles of Association of the Company, as adopted on May 1, 2015 (the "Articles");

b.	a copy of the resolutions of the board of directors of the Company dated July 12, 2016 in connection with, inter alia, the issue of the Notes (the “Board Resolutions”); and

c.
a copy of the resolutions of the Pricing Committee of the board of directors of the Company dated July 26, 2016 in connection with, inter alia, the price at which the New Notes shall be sold to the Underwriters pursuant to the Underwriting Agreement (such resolutions, together with the Board Resolutions, the “Resolutions”).

2.
A pdf copy of the Indenture, dated as of July 25, 2016, as amended by the First Supplemental Indenture, dated as of July 25, 2016, between the Company, Wilmington Trust, National Association, as Trustee, and Citibank, N.A., as Securities Administrator.

3.	The following searches and enquiries:

a.
an online company search at 10:19 am (London time) on July 29, 2016 of the database at Companies House in respect of the Company to check its Memorandum, Articles of Association, and charges register and to check for any insolvency filings;

b.
a search at 10:54 am (London time) on July 29, 2016 of the records at the Companies Court, Royal Courts of Justice, Rolls Building, London to check (A) whether any winding-up petitions have been presented or winding up orders have been made against the Company in England and Wales and (B) for any (i) notices of intention to appoint an administrator, (ii) notices of appointment of administrator, (iii) administration orders, and (iv) applications for the making of an administration order filed in London in respect of the Company (noting that in the case of companies in administration, only administrations in the Companies Court, Royal Courts of Justice, Rolls Building, London will be revealed); and

c.	an online search at 10:28 am (London time) on July 29, 2016 of the London Gazette for any insolvency notices in respect of the Company.

These searches do not necessarily reveal the up-to-date position.

For the purpose of this opinion we have assumed:

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1.	the genuineness of all signatures;

2.	the authenticity and completeness of all documents submitted to us as originals;

3.	the conformity to original documents of all documents submitted to us as copies and the authenticity and completeness of such original documents;

4.
that the certificates and other documents to which we refer or have expressed reliance on in this opinion remain accurate, up to date and have not been varied and that no additional matters would have been disclosed by company searches at the Companies Registry or the Companies Court being carried out since the carrying out of the searches referred to above which would affect the opinions stated below and that the particulars disclosed by our searches are true, complete and up to date;

5.
that no step has been taken to wind up or dissolve the Company or appoint an administrator or receiver or similar official in respect of the Company or any of its assets which has not been revealed by our searches referred to above; and

6.
that the correct procedure was carried out at each of the board meetings at which the Resolutions were passed (for example, the meeting was duly convened, directors declared all their relevant interests, there was a valid quorum, the resolutions were duly passed and the directors complied with all provisions of the Companies Act 2006 and the Articles relating to the declaration of directors' interests and the power of interested directors to vote) and such resolutions remain in force and unamended.

We are of the opinion that:

1.	the Company is a public limited company incorporated and validly existing under the laws of England and Wales;

2.	the issue of the New Notes has been duly authorised and executed by or on behalf of the Company; and

3.	the issue of the New Notes is in compliance with English law.

This opinion is limited to English law as applied by the English courts as at the date hereof and is given on the basis that the opinion will be governed by and construed in accordance with English law. With respect to all matters of New York and United States federal law, we have relied upon the opinion, dated today’s date, of Morgan, Lewis and Bockius LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Morgan, Lewis and Bockius LLP.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

MORGAN, LEWIS & BOCKIUS UK LLP

/s/ Morgan, Lewis & Bockius (UK) LLP

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